Exhibit 99.1

SS Innovations Announces Strategic Partnership with Surgical Lab for Distribution in Africa

Pan African Medical Device Distributor Surgical Lab to place the SSi Mantra Surgical Robotic System in Healthcare Facilities across the African Continent

Surgical Lab has Begun Registration of SSi Mantra in 27 African countries

Fort Lauderdale, FL., December 26, 2023 - News Direct - SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announces it has entered a strategic, exclusive partnership with Surgical Lab, Ltd., a Cairo-based medical device distributor, to provide accessibility to the SSi Mantra Surgical Robotic System for the entire African continent. This marks another significant milestone for SS Innovations.

Surgical Lab Managing Director, Ali Raei commented, “At Surgical Lab, we believe in the power of collaborative action. We are thrilled to announce our strategic partnership with SS Innovations, which furthers our commitment as the African Surgical Robotic enabler to enhance healthcare and improve the quality of life by transforming the traditional surgical procedures into the revolutionary with integrated futuristic technologies.”

“This marks a significant step in our partnership and a great milestone for our collective expansion plan. We have been discussing all the details with SS Innovations for over a year and are committed to working together to build a more revolutionary healthcare industry for the future of Africa. My team and I are extremely proud to share this initiative and thank SS Innovations for being a part of our mission. We are absolutely thrilled to share that Surgical Lab has started working on the registration of SSi Mantra in 27 countries across Africa. We are looking forward to the new opportunities this strategic partnership will present.”

Commenting on the strategic partnership, Dr. Ossama Elraey Shibly, COO of the Advanced Technologies Group (ATG Holding) which is the parent company of Surgical Lab, said, “I believe that SSi Mantra will serve a lot of patients and will lead the African countries to the next era of robotic surgery. In 2021, I came to know about this innovative Indian MedTech company SS Innovations, developer of the SSi Mantra. I found it to be the only surgical system worldwide that was created with a focus on cost-effectiveness. This will completely transform the landscape of robotic surgery by making it accessible and available to underserved populations worldwide by decentralizing excellence. It has also undergone hundreds of validations in India through its clinical use in over 40 different types of surgical procedures, in all multispecialty disciplines as well as heart surgeries. It is great to see a company that wants to bring the power of robotics to the whole world.”

SS Innovations, President and COO, Dr. Vishwajyoti Srivastava said, “It is very encouraging to become associated with companies from all corners of the globe whose vision falls in line with your own. Our strategic partnership with Surgical Lab will allow us to extend the reach of our mission and vision across the seas to the African continent. Keeping in mind that the goal of bringing affordable and advanced healthcare to all is very ambitious, I am also fully aware that this cannot be done alone. This will require the participation of those who are aligned with a humanitarian cause, aligned with a greater sense of service, that will ultimately result in gold standard healthcare for all countries, all communities, and all walks of life. It is precisely strategic partnerships such as this, between SS Innovations and Surgical Lab, that will allow for the delivery of advanced technologies like the SSi Mantra Surgical Robotic System, to the ‘forgotten world’ at large.”

The SSi Mantra Surgical Robotic System is the first surgical system to be made in India, and one of the only systems in the world to be distinctly cost-effective with broad-spectrum surgical applications including cardiac surgery. The System has been granted regulatory approval in India, the United Arab Emirates and Guatemala. It is clinically validated in more than 40 different types of surgical procedures, and more than 500 surgical procedures have been performed to date. SS Innovations expects to secure regulatory approvals in the United States and Europe in 2024 and 2025.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About Surgical Lab, Ltd.

Surgical Lab drives visibility, control and efficiency for patients, providers and healthcare professionals across the supply chain with proprietary technology and solutions, an extensive product portfolio, advanced surgical products, as well as a robust portfolio of products and services for our consumers to manage with developing a new era of healthcare all over Africa. For more information, visit Surgical Lab’s website at http://surgical-lab.com.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 40 different types of surgical procedures. The company expects to seek regulatory approvals from the US Food and Drug Administration (FDA) and CE Mark in Europe in 2024 and 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

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Stephanie Prince

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